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                                                                    EXHIBIT 99.1

PRESS RELEASE


         WSI INDUSTRIES REPORTS FULL YEAR EARNINGS AND DECLARES DIVIDEND

OCTOBER 31, 2005 -- MINNEAPOLIS, MN -- WSI Industries, Inc. (Nasdaq: WSCI) today reported full year sales for fiscal 2005 ending August 28, 2005 of $15,654,000, an increase of 36% over the prior year amount of $11,525,000. Income for the fiscal year was $335,000 or $.13 versus $49,000 or $.02 for fiscal 2004.

For the fourth quarter ended August 28, 2005, net sales totaled $3,882,000 compared to $2,956,000 in the prior year quarter. The Company reported net income in the current quarter of $107,000 or $.04 versus a net loss in the prior year of $124,000 or $.05.

Both fiscal years were impacted by the relocation of the Company's operations to its new facility in Monticello, Minnesota. In fiscal 2005, the Company incurred $328,000 of pre-tax relocation and second building costs during the first six months of the year, while in fiscal 2004, the Company incurred $239,000 of expense.

Michael J. Pudil, president and chief executive officer, commented: "We have just completed a highly successful year where our net profit increased by over 6 times, our sales increased 36%, and we relocated our entire operation. I am pleased by the extra efforts of our employees during the last year who have positioned us for continued success." Pudil went on to say: "As a result of the tremendous improvements made over last year, we are able to offer a competitive advantage that can grow our revenues and bottom line profits. Efforts going forward will continue to be focused on the expansion and diversification of our customer base. "

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 28, 2005 to holders of record on November 14, 2005.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.

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For additional information:
---------------------------
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
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